EXHIBIT 99
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           NIAGARA MOHAWK, ROCHESTER GAS AND ELECTRIC REACH AGREEMENT
                    WITH NRG FOR SALE OF OSWEGO STEAM STATION


SYRACUSE, April 1 -- Niagara Mohawk Power Corp. today announced an agreement to sell the Oswego Steam Station electric generating plant to NRG Energy, Inc. Niagara Mohawk will receive $80 million for its 88 percent share of the 1,700-megawatt station. An agreement by co-owner Rochester Gas and Electric to sell its share of the plant is subject to approval by the company's board of directors.

The successful sale of the Oswego plant will bring the total proceeds of Niagara Mohawk's fossil and hydroelectric divestiture to $860 million.

"We are extremely pleased with the results of our divestiture process," said William E. Davis, Niagara Mohawk's chief executive officer. "We are now in a good position to implement our shareholder value strategy of retiring capital. Niagara Mohawk plans to use the $860 million from the asset sales and our continued strong cash flow from operations to retire more than $1 billion in debt this year."

The agreement to sell the Oswego station is the latest successful step in Niagara Mohawk's POWERCHOICE restructuring plan. In December, the company announced agreements to sell its Huntley and Dunkirk coal plants to NRG for $355 million and its 72 hydroelectric generating plants to an affiliate of Orion Power Holdings Inc. for $425 million. Niagara Mohawk continues to pursue the sale of the remaining major components of the company's fossil and hydroelectric generating portfolio -- the Albany Steam Station, a 400-megawatt oil/gas facility; and a 300-megawatt stake in the Roseton Station, an oil/gas facility located in Newburgh. As previously announced, the company also continues to pursue the sale of its nuclear assets.

"Niagara Mohawk is taking a deliberate and thorough approach to the auction of its generating assets and is achieving strong results," Davis said. "We will use the same approach for the sale of the Albany Steam Station and our share of the Roseton Station, which we hope to announce later this year."

The Oswego Station, located on south shore of Lake Ontario in the city of Oswego, consists of two 850-megawatt operating units. RG&E is a 24 percent owner of one unit. The Oswego station primarily serves as reserve capacity for use during high-demand or low-supply periods. It operated at approximately 5 percent capacity in 1998.

"This announcement is good news for Niagara Mohawk, our customers, the plant's talented and dedicated employees and the Oswego community. The sale to NRG offers the best opportunity for the Oswego Steam Station to continue as a power producer, employer and taxpayer," Davis said. "The leadership of the county of Oswego, the Oswego School District and the city of Oswego deserve credit for the foresight that led to the creation of a Payment in Lieu of Taxes agreement that made this sale possible."

NRG Energy, a wholly owned subsidiary of Northern States Power Company (NYSE:
NSP), is a leading independent power producer specializing in the development, construction, operation, maintenance and ownership of power plants. NRG is headquartered in Minneapolis and is one of the fastest growing generation companies in the world.

Under a transition power contract in place through June 2003, Niagara Mohawk will purchase electricity from NRG at negotiated prices. The sale is subject to approval by the New York Public Service Commission and various federal agencies. Niagara Mohawk expects to complete the transaction later this year.

Investment bankers Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities are serving as Niagara Mohawk's financial advisors for the generation asset sale.

Niagara Mohawk, a subsidiary of Niagara Mohawk Holdings Inc. (NYSE:NMK), is a regulated energy delivery company with the largest service territory in New York State. The company serves more than 1.5 million electricity customers and more than 540,000 natural gas customers across 24,000 square miles.